Exhibit 10.13
2020 OMNIBUS INCENTIVE COMPENSATION PLAN OF
AMETEK, INC.

PERFORMANCE RESTRICTED STOCK UNIT AWARD
This PERFORMANCE RESTRICTED STOCK UNIT AWARD (“Award”), is granted as of the Award Date, by AMETEK, Inc., a Delaware corporation, to the Recipient.

W I T N E S S E T H:
WHEREAS, the Company has adopted the 2020 Omnibus Incentive Compensation Plan of AMETEK, Inc. (the “Plan”), pursuant to which the Compensation Committee of the Board of Directors of the Company (the “Committee”) may, inter alia, award performance-based stock units to such employees or non-employee directors of the Company and its Affiliates as the Committee may determine, and subject to such terms, conditions and restrictions as the Committee may deem advisable; and

WHEREAS, pursuant to the Plan, the Committee has awarded to the Recipient a performance-based Stock Unit award (the “Performance Restricted Stock Unit Award”), subject to the terms, conditions and restrictions set forth in the Plan and in this Award;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Pursuant to the Plan, the Company hereby grants to the Recipient on the Award Date, a Performance Restricted Stock Unit Award, and such underlying units, the “Performance Restricted Stock Units,” are subject to the terms, conditions and restrictions set forth in the Plan and in this Award. Capitalized terms not otherwise defined in this Award shall have the same meanings as defined in the Plan.

2.At such time as the Performance Restricted Stock Units become vested and nonforfeitable pursuant to Paragraph 3, the Company will deliver to the Recipient an unrestricted certificate for a number of shares of Company Stock equal to the number of Performance Restricted Stock Units that became vested (“PRSU Shares”) or an equivalent cash amount based on the value of a share of Company Stock, or a combination of the two, as determined by the Committee, in its discretion. The applicable date of delivery of the PRSU Shares or cash shall be no later than 60 days after the date or event on which the Performance Restricted Stock Units become vested and nonforfeitable pursuant to Paragraph 3, except as set forth in Paragraph 18.
(a)
3.Except as set forth in Paragraphs 3(b) or 3(c) below, the Performance Restricted Stock Units shall become vested and nonforfeitable on the date the results are determined by the Committee (to the extent eligible to vest as set forth in Paragraph 4 below and Exhibit A), which shall in any event occur within three months following the end of the Performance Period (as such term is defined in Exhibit A) (the “Vest Date”). Vesting is contingent on the Recipient’s continued employment through the Vest Date, except as set forth in Paragraphs 3(a), (b) and (c) below.

(a)In the event of the Recipient’s attainment of at least 55 years of age and at least ten years of service with the Company (or any Affiliate of the Company) at the date of the Recipient’s termination of employment from the Company (or any Affiliate of the Company) occurring on or after December 31st of the first calendar year of the Performance Period and provided that no reason for a termination for Cause by the Company (or an Affiliate of the Company, if applicable) exists on the date of the Recipient’s termination of employment (“Retirement”), then the Performance Restricted Stock Units shall remain outstanding and become vested and nonforfeitable on the Vest Date, to the extent that the performance goals are achieved, as determined by the Committee.
(b)In the event of death or Disability of the Recipient while employed by the Company (or any Affiliate of the Company) prior to the Vest Date, the Performance Restricted Stock Units shall become vested and nonforfeitable on the date of the Recipient’s death or Disability, as applicable, in an amount equal to the initial Performance Restricted Stock Units granted, as indicated in the “Total Granted” field on the cover page to this Award (the “Target Award”) (or, if a Change of Control has occurred prior to the Recipient’s death or Disability, at the CoC Performance Level (as described on Exhibit A)). If, following the Recipient’s termination of employment due to Retirement, the Recipient dies prior to the Vest Date, the Recipient’s Performance Restricted Stock Units will automatically vest at the Target Award level (or, if a Change of Control has occurred, at the CoC Performance Level) on the date of the Recipient’s death.
(c)If a Change of Control occurs prior to the Vest Date, the Performance Restricted Stock Units shall become vested at the CoC Performance Level on the Vest Date; provided that, except as set forth in (i), (ii) or (iii) below, the Recipient remains employed through the Vest Date.
(i)If, prior to the Vest Date, a Change of Control occurs and the Recipient incurs a Separation from Service with the Company (or any Affiliate of the Company) on account of termination of employment by the Company (or an Affiliate of the Company, if applicable), other than for Cause, and such Separation from Service occurs upon or within 24 months following the Change of Control, the

Performance Restricted Stock Units shall become vested at the CoC Performance Level on the date of the Recipient’s Separation from Service.
(ii)If the Recipient’s employment with the Company (or any Affiliate of the Company) terminates on account of Retirement before a Change of Control, and a Change of Control subsequently occurs prior to the Vest Date, the Performance Restricted Stock Units shall become vested at the CoC Performance Level on the date of the Change of Control.
(iii)If the Recipient’s employment with the Company (or any Affiliate of the Company) terminates on account of Retirement on or after a Change of Control, the Performance Restricted Stock Units shall become vested at the CoC Performance Level on the Recipient’s date of Retirement.
Except to the extent, if any, that the Performance Restricted Stock Units shall have become vested and nonforfeitable pursuant to the foregoing provisions of this Paragraph 3, if the Recipient otherwise ceases to remain in the employ of the Company and its Affiliates prior to the Vest Date, any unvested Performance Restricted Stock Units (and any dividends, distributions and adjustments retained by the Company with respect thereto) shall be forfeited.

4.The number of Performance Restricted Stock Units which will be eligible to vest under this Award, if any, will be determined in accordance with Exhibit A. The maximum number of Performance Restricted Stock Units which can vest under this Award is 200% of the Target Award and the minimum number of Performance Restricted Stock Units which can vest is 0% of the Target Award.

5.The Recipient shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively, “transfer”) any Performance Restricted Stock Units, or any interest therein other than by will or the laws of descent and distribution, unless and until the Performance Restricted Stock Units have been settled as provided in this Award.

6.Prior to the issuance of PRSU Shares, Recipient will have no rights as a shareholder of the Company with respect to this Performance Restricted Stock Unit Award or the Performance Restricted Stock Units.

7.If the number of outstanding shares of Company Stock changes through the declaration of stock dividends or stock splits prior to the vesting date, the Performance Restricted Stock Units subject to this Award automatically will be adjusted, according to the provisions of Section 5(c) of the Plan. In the event of any other change in the capital structure or the Company Stock or other corporate events or transactions involving the Company, the Committee is authorized to make appropriate adjustments to this Award and the Performance Restricted Stock Units.

8.Recipient shall be credited with Dividend Equivalents with respect to outstanding Performance Restricted Stock Units prior to the applicable vesting date. Such Dividend Equivalents will be credited to the Recipient as a cash value plus interest, which shall be held by the Company subject hereto. For purposes of this Paragraph 8, interest shall be credited from the date a Dividend Equivalent with respect to the Performance Restricted Stock Units is made to the date on which the Company distributes such amounts to the Recipient, at the five-year Treasury Note rate, plus 0.5% as such rate is set forth in the Wall Street Journal as of the first business day of each calendar quarter. Dividend Equivalents shall be subject to the same terms and conditions, and shall vest and be paid, or be forfeited (if applicable), at the same time as the Performance Restricted Stock Units to which they relate.

9.If, in connection with the grant, vesting or settlement of the Performance Restricted Stock Unit Award or issuance of PRSU Shares with respect to vested Performance Restricted Stock Units, the Company (or any Affiliate) shall be required to withhold amounts under applicable federal, state, local or foreign laws, rules or regulations, including income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Recipient’s participation in the Plan and legally applicable to the Recipient (“Tax-Related Items”), the Company will address all Tax-Related Items in accordance with Section 14 of the Plan. Notwithstanding anything in this Paragraph 9 to the contrary, to avoid a prohibited acceleration under Section 409A (as defined below), if shares of Company Stock underlying the Performance Restricted Stock Units will be withheld to satisfy any Tax-Related Items arising prior to the date of settlement of the Performance Restricted Stock Units for any portion of the Performance Restricted Stock Units that is considered an item of “nonqualified deferred compensation” subject to Section 409A, then the number of shares of Company Stock withheld shall not exceed the number of shares that equals the liability for the Tax-Related Items.

10.The Company and the Recipient each hereby agrees to be bound by the terms and conditions set forth in the Plan.

11.Any notices or other communications given in connection with this Award shall be sent either by registered or certified mail, return receipt requested, or by overnight mail, facsimile, or electronic mail to the Company and Recipient address or number of record or to such changed address or number as to which either party has given notice to the other party in accordance with this Paragraph 11. All notices shall be deemed given when so mailed, or if sent by facsimile or electronic mail, when electronic confirmation of the transmission is received, except that a notice of change of address shall be deemed given when received.

12.This Award and the Plan constitute the whole agreement between the parties hereto with respect to the Performance Restricted Stock Unit Award.

13.This Award shall not be construed as creating any contract of employment between the Company and the Recipient and does not entitle the Recipient to any benefit other than that granted under this Award. The grant of the Performance Restricted Stock Units hereunder will not confer upon the Recipient any right to continue in the employ of the Company or its Affiliates.

14.The Recipient agrees that, to the extent applicable, any shares granted hereunder will be subject to the Company’s policies with respect to the hedging and pledging of shares of Company Stock, stock ownership requirements, and clawbacks, in each case that the Company may have in effect from time to time.

15.This Award shall inure to the benefit of, and be binding on, the Company and its successors and assigns, and shall inure to the benefit of, and be binding on, the Recipient and his or her heirs, executors, administrators and legal representatives. This Award shall not be assignable by the Recipient.

16.The Recipient understands that in order to perform its obligations under the Plan or for the implementation and administration of the Plan, the Company may collect, transfer, use, process, or hold certain personal or sensitive data about Recipient. Such data includes, but is not limited to Recipient’s name, nationality, citizenship, work authorization, date of birth, age, government or tax identification number, passport number, brokerage account information, address, compensation and equity award history, and beneficiaries’ contact information. Recipient explicitly consents to the collection, transfer (including to third parties in Recipient’s home country or the United States or other countries, such as but not limited to human resources personnel, legal and tax advisors, and brokerage administrators), use, processing, and holding, electronically or otherwise, of his/her personal information in connection with this or any other equity award. At all times, the Company shall maintain the confidentiality of Recipient’s personal information, except to the extent the Company is required to provide such information to governmental agencies or other parties and such actions will be undertaken by the Company only in accordance with applicable law.

17.This Award shall be subject to and construed in accordance with, the laws of the State of Delaware without giving effect to principles of conflicts of law.

18.This Award is intended to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder (“Section 409A”), to the extent subject thereto, and shall be interpreted and administered accordingly. Notwithstanding Paragraph 3(c)(ii), if the Change of Control is not a “change in control event” under Section 409A, and if required by Section 409A, payment will not be made on the Change of Control and, instead, will be made within 60 days after the Vest Date. In addition, if required by Section 409A, if the Separation from Service described in Section 3(c)(i) or the Retirement described in Section 3(c)(iii) is not a Separation from Service and, in either case such Separation from Service in accordance with Section 3(c)(i) or 3(c)(iii) does not occur within two years after a Change of Control that is a “change in control event” under Section 409A, payment will instead be made within 60 days after the Vest Date. Notwithstanding the foregoing, the Company (including its Affiliates) shall not have any liability under the Plan or this Award for any taxes, penalties or interest due on amounts paid or payable pursuant to the

Plan or this Award, including any taxes, penalties or interest imposed under Section 409A. To the extent the Award is subject to Section 409A, each amount to be paid under this Award shall be construed as a separately identified payment for purposes of Section 409A. In addition, notwithstanding anything herein to the contrary, if the Recipient is deemed on the date of his or her Separation from Service to be a “specified employee” within the meaning of that term under Section 409A and the Recipient is subject to U.S. federal taxation, then, to the extent the settlement of the Performance Restricted Stock Units following such Separation from Service is considered the payment of “non-qualified deferred compensation” under Section 409A payable on account of a “separation from service,” such settlement shall be delayed until the first business day of the seventh month following the Recipient’s Separation from Service, or, if earlier, on the date of the Recipient’s death, solely to the extent such delayed payment is required in order to avoid a prohibited distribution under Section 409A.

19.The Recipient recognizes and acknowledges that, by reason of Recipient’s employment by and service to the Company or an Affiliate, Recipient has had and will continue to have access to confidential information of the Company and its Affiliates, including, without limitation, information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company and its Affiliates and other distributors, customers, clients, suppliers and others who have business dealings with the Company and its Affiliates (“Confidential Information”). The Recipient acknowledges that such Confidential Information is a valuable and unique asset and covenants that Recipient will not, either during or after Recipient’s employment by the Company, use or disclose any such Confidential Information except to authorized representatives of the Company or as required in the performance of Recipient’s duties and responsibilities. The Recipient shall not be required to keep confidential any Confidential Information which (i) is or becomes publicly available through no fault of the Recipient, (ii) is already in Recipient’s possession (unless obtained from the Company (or an Affiliate) or one of its customers) or (iii) is required to be disclosed by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the Recipient shall provide the Company written notice of any such order prior to such disclosure to the extent practicable under the circumstances and permitted by applicable law. Further, the Recipient shall be free to use and employ Recipient’s general skills, know-how and expertise, and to use, disclose and employ any contact information, generalized ideas, concepts, know-how, methods, techniques or skills, including, without limitation, those gained or learned during the course of the performance of Recipient’s duties and responsibilities hereunder, so long as Recipient applies such information without disclosure or use of any Confidential Information. Upon the Recipient’s Separation from Service, the Recipient will return (or destroy, if requested by Company) all Confidential Information to the Company to the fullest extent possible.

20.During the Recipient’s employment and at any time thereafter, the Recipient agrees not to at any time make statements or representations, orally or in writing, that disparage the commercial reputation, goodwill or interests of the Company (or an Affiliate), or any current or former employee, officer, or director of the Company (or an Affiliate). Nothing in this Award shall limit or otherwise prevent (i) any person from providing truthful testimony or information in any proceeding or in response to any request from any governmental agency or any judicial, arbitral or self-regulatory forum or as otherwise required by law; (ii) either party from enforcing the other terms of this Award; (iii) the Company (or an Affiliate) from reviewing the Recipient’s performance, conducting investigations and otherwise acting in compliance with applicable law, including making statements or reports in connection therewith, or making any public filings or reports that may be required by law; (iv) the Recipient from the performance of Recipient’s duties while employed by the Company (or an Affiliate); or (v) the Recipient from making a report to any governmental agency or entity, including but not limited to, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General, if Recipient has a reasonable belief that there has been a potential violation of federal or state law or regulation or from making other disclosures that are protected under the whistleblower provisions of any applicable federal or state law or regulation. No prior authorization to make any such reports or disclosures is required and the Recipient is not required to notify the Company that Recipient has made such reports or disclosures. The Recipient, however, may not waive the Company’s (or an Affiliate’s) attorney-client privilege.

21.Notwithstanding Paragraphs 19 and 20 above, the Recipient shall not be held criminally or civilly liable under any federal or state trade secret law act for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

22.In exchange for the valuable consideration~~s~~ included in this Award, at all times during the Recipient’s employment with the Company, and for a period of 24 months following the Recipient’s termination of employment with the Company for any reason, whether voluntary or involuntary, with or without cause, the Recipient shall not, on his or her own behalf or on behalf of any other person, firm, partnership, organization, agency, corporation or other entity, either directly or indirectly, to the fullest extent permitted by applicable law:

(a)solicit, recruit, hire, or engage in any manner, or facilitate the solicitation, recruitment, hire or engagement of any employee, consultant, or independent contractor of the Company or any of its Affiliates.
(b)induce, encourage or assist any director, officer, employee, agent, consultant, sales agent, sales agent representative, customer, or supplier of the Company or any of its Affiliates to terminate or alter his/her/its relationship with the Company or any of its Affiliates, or to join another business organization.
(c)solicit, accept or conduct, other than for the benefit of the Company, any business with any customer or prospective customer of the Company with whom or which the Recipient had contact or about which the Recipient learned Confidential Information during his or her employment with the Company that is competitive with the business of the Company in which the Recipient worked during his or her employment with the Company.

23.If a court determines that the non-solicitation provision, or any part thereof, is unenforceable because of the duration or scope of such provision, then the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.  In the case that any one or more of the provisions contained in this Award shall, for any reason, be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the other provisions of this Award and this Award shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.